Exhibit 10.17

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

BETWEEN

CHIMERIX, INC

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO [...***...]
CASE NO [...***...]
CASE NO [...***...]

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LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between Chimerix, Inc. a Delaware corporation having an address at 14024 Rue Saint Raphael, Del Mar, CA 92014 (“LICENSEE”) and The Regents Of The University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”). LICENSEE and UNIVERSITY may each be referred to herein as a “Party” or collectively as the “Parties.”

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“First Invention”), were made in the course of research at UCSD by [...***...] (hereinafter and collectively, the “First Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“Second Invention”), were made in the course of research at UCSD by [...***...] (hereinafter and collectively, the “Second Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“Third Invention”), were made in the course of research at UCSD by [...***...] (hereinafter and collectively, the “Third Inventors”) and at Dana Farber Cancer Institute (“DFCI”) with a business address at 44 Binney Street, Boston, MA 02215 by [...***...] (“DFCI Inventor”) and are covered by Patent Rights as defined below;

Whereas LICENSEE is aware that UNIVERSITY is in negotiations with a Third Party for a license to the Second Invention for the field of osteoporosis and other metabolic bone diseases;

WHEREAS, the research from which the First, Second, and Third Inventions arose was sponsored in part by the Government of the United States of America and as a

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consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the research from which the First Invention arose was sponsored in part by a commercial entity, and the right granted to this entity under this agreement to negotiate for a license to the First Invention has expired;

WHEREAS, the research from which the Second Invention arose was sponsored in part by a commercial entity under a Materials Transfer Agreement, and the right granted to this entity under this agreement to negotiate for a license to the Second Invention has expired;

WHEREAS, the First, Second, and Third Inventors are employee of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, the DFCI Inventors are employees of DFCI, and they are obligated to assign all of their right, title and interest in the Invention to DFCI;

WHEREAS, UNIVERSITY and DFCI have entered an Inter-Institutional Agreement (“DFCI/UC Agreement”; UC control number [...***...] with an effective date of October 16, 2001; Exhibit A) under which DFCI authorizes UNIVERSITY to have the exclusive right to prepare, file, prosecute and maintain patent applications and patents covering Third Inventions in which both parties have an interest, and the exclusive right to negotiate, execute and administer agreements for the commercialization of such inventions;

WHEREAS, [...***...] were also employees of the Veterans Administration Medical Center at the time the Inventions were made, and, in accordance with the policy of the U.S. Department of Veterans Affairs (“VA”), they have reported the Inventions to the VA for a determination of rights;

WHEREAS, the VA may decide that the U.S. Government should retain its undivided right, title and interest in and to the First, and Third Inventions, and the First and Third Inventors may be asked by the VA to assign all of their right, title and interest in and to the Inventions jointly to the U.S. Government and UNIVERSITY;

WHEREAS the VA has relinquished its rights to the Second Invention as stated in a letter to [...***...] (Exhibit B)

WHEREAS, the VA and UNIVERSITY entered into a Cooperative Technology Administration Agreement (“VA/UC Agreement”; Exhibit C) under which the VA authorizes UNIVERSITY to have the exclusive right to prepare, file, prosecute and maintain patent applications and patents covering the inventions in which either or both

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parties have an interest and that arises from VA medical centers affiliated with UC campuses, and the exclusive right to negotiate, execute and administer agreements for the commercialization of such inventions;

WHEREAS, LICENSEE entered into secrecy agreements (UC Control No. [...***...] effective March 15, 2001 and UC control number [...***...], effective April 3, 2001) with UNIVERSITY, (“Secrecy Agreement”), for the purpose of evaluating the Invention;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

Article 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1	“Affiliate” means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly greater than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by greater than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of greater than fifty percent (50%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2	“Sublicensee” means a Third Party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

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1.3	“Field” means all human and veterinary uses with the exception that the Field specifically excludes uses of the Second Invention for osteoporosis and other metabolic bone diseases.

1.4	“Territory” means worldwide, but only in those countries where the Patent Rights exist at any time during the term of this Agreement, subject to Paragraph 3.2

1.5	“Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the twenty-first (21st) anniversary of Effective Date.

1.6	“First Patent Rights” means any of the following: the US patent application (serial number [...***...]) disclosing and claiming the First Invention, filed by First Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions, First Patent Rights excludes corresponding foreign applications and patents related to First Invention, for which the UNIVERSITY has not pursued patent rights outside the United States.

1.7	“Second Patent Rights” means any of the following; the international patent application (serial number [...***...]) disclosing and claiming the Second Invention, filed by Second Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.8	“Third Patent Rights” means any of the following: the US patent application (serial number [...***...]) disclosing and claiming the Third Invention, filed by Third Inventors and assigned to UNIVERSITY and DFCI; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.9	“Patent Rights’’ means any and all or any combination of First, Second, Third and Fourth Patent Rights.

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1.10	“Sponsor Rights” means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.11	“Licensed Method” means any method that is covered by the claims of Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

1.12	“Licensed Product” means any services, composition or product that is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE by UNIVERSITY herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.13	“Net Sales” means the total of the gross invoice prices of Licensed Products sold by LICENSEE, its Sublicensee or an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: [...***...] (except for [...***...]. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.14	“Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents and patent applications included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.15	“VA” means the U.S. Department of Veterans Affairs.

1.16	“VA/UC Agreement” means the Cooperative Technology Administration Agreement with an effective date of May 19, 2000, which is attached hereto as Exhibit C and is incorporated herein by reference.

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1.17	“Combination Product” means any product which is a Licensed Product and contains other product(s) or product component(s) that (i) does not use Invention, or Patent Rights; (ii) the sale, use or import by itself does not contribute to or induce the infringement of Patent Rights; (iii) can be sold separately by LICENSEE, its Sublicensee or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

1.18	“Third Party” means any individual or entity other than LICENSEE or UNIVERSITY or an Affiliate of LICENSEE or UNIVERSITY.

Article 2. GRANTS

2.1	License.

Subject to the limitations set forth in this Agreement, and the limitations set forth in the VA/UC Agreement, and Sponsor’s Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make, have made, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods, in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights in the Field.

2.2	Sublicense.

(a)          The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicenses to Third Parties during the Term of this Agreement but only for as long as the license is exclusive.

(b)          With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall;

(1)         not receive, or agree to receive, anything of value in lieu of cash as considerations from a Third Party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(2)         to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor’s Rights and the VA/UC Agreement) and contained in this Agreement;

(3)         promptly provide UNIVERSITY with a copy of each sublicense issued; and

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(4)         collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c)          Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all sublicenses. However, if termination of this Agreement occurs due to the inability of LICENSEE to pay Patent Costs to UNIVERSITY, Sublicensee, by assuming payment of Patent Costs, may request that UNIVERSITY continue their Sublicense Agreement, wherein such request shall not be unreasonably denied.

2.3	Reservation of Rights.

UNIVERSITY reserves the right to:

(a)          use the Invention and Patent Rights for educational and research purposes;

(b)          publish or otherwise disseminate any information about the Invention at any time; and

(c)          allow other nonprofit institutions to use Invention and Patent Rights for educational and research purposes in their facilities.

DFCI reserves the right to:

(a)          use the Third Invention and associated technology for educational and research purposes.

2.4	Right to Expand Field of Use.

In the event that UNIVERSITY fails to execute a license for the excluded field of use for the Second Invention (osteoporosis and other metabolic bone diseases) with the Third Party currently negotiating with University, LICENSEE shall have the first right to negotiate a license to the excluded field of use. UNIVERSITY shall have no longer than twenty-four (24) months to execute a license with the Third Party negotiating with the University. LICENSEE shall have six (6) months from the date of notification by UNIVERSITY of availability of excluded field of use rights to conclude a license agreement with UNIVERSITY.

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Article 3. CONSIDERATIONS

3.1           Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the licenses granted herein to LICENSEE under Patent Rights. LICENSEE shall pay UNIVERSITY:

(a)          in recognition of LICENSEE being a startup business and in lieu of cash, a license issue fee in the form of one hundred and five thousand (105,000) shares of Chimerix, Inc. Common Stock, from the Three Million Five-Hundred Thousand (3,500,000) shares of Chimerix Common Stock authorized for issuance under LICENSEE’s Articles of Incorporation dated April 6, 2000 (Exhibit D); and such stock shall be delivered to UNIVERSITY within sixty (60) days of notification of final approval by the UNIVERSITY Office of the President in the name of “Shellwater & Co.”, a nominee of UNIVERSITY, provided however, that the acceptance of LICENSEE’s common stock is subject to:

(i)          the final approval of the Office of the President of UNIVERSITY. In the event that such approval is not granted, this Agreement shall remain in effect and LICENSEE and UNIVERSITY shall renegotiate in good faith for a substitution of similar value for consideration.

(ii)         LICENSEE and UNIVERSITY entering into a shareholder agreement outlining the rights of UNIVERSITY as a shareholder that is no less favorable to the UNIVERSITY than to the common share-holding founders and is acceptable to the UNIVERSITY.

(b)          milestone payments in the amounts payable according to the following schedule of events:

Amount	Date or Event
[...***...]	LICENSEE begins a Phase I clinical trial; payable for each of the first three Licensed Products to begin a Phase I clinical trial

[...***...]	LICENSEE begins a Phase III clinical trial; payable for each of the first three Licensed Products to begin a Phase III clinical trial

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[...***...]	LICENSEE receives the first US regulatory approval for the sale of the first Licensed Product for human therapeutic use

[...***...]	LICENSEE receives US regulatory approval for the sale of each subsequent Licensed Product(s) for human therapeutic use

[...***...]	LICENSEE receives regulatory approval for the sale of each Licensed Product in Europe

[...***...]	LICENSEE receives regulatory approval for the sale of each Licensed Product in Japan

(c)          an earned royalty of [...***...] on Net Sales of Licensed Products by LICENSEE, or its Affiliate(s) (The “Royalty Rate”); provided however that:

(i)          if LICENSEE is required to license the intellectual property of a Third Party to make, have made, use, sell, offer to sell or import Licensed Products, the earned royalty due hereunder shall be reduced in the proportion of [...***...] of royalty due to such Third Party; and

(ii)         the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below: Earned royalty due UNIVERSITY = A/(A+B+C . . .) x Royalty Rate on Net Sales of the Licensed Products, where: A is the separately listed sale price of the Licensed Product or Licensed Product components; and B and C . . . are the separately listed sale prices of the individual products or product components, respectively, that satisfied the requirements outlined in Paragraph 1.17. In the event that LICENSEE does not separately sell any of the B, C . . . products or product components used in Combination Product, the purchase price paid by LICENSEE in the procurement of said products or product components shall be used.

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in Combination Product, the purchase price paid by LICENSEE in the procurement of said products or product components shall be used.

(iii)        under no circumstances shall the royalty due to UNIVERSITY be less than [...***...] of the amount due without the deductions allowable under 3.1 (c) (i) or (ii), therefore the royalties due to UNIVERSITY shall never be less than [...***...] on Net Sales of Licensed Products by LICENSEE or its Affiliates.

(d)          a percentage of sublicense fees, including, but not limited to option fees, license issue fees, license maintenance fees and milestone payments for specified Licensed Products and excluding research and development contract payments for specific research projects within the Field provided, however, that such research support shall not include executive and clerical salaries, legal costs, or other costs not directly related to research.

(i)          The percentage of sublicense fees payable to UNIVERSITY by LICENSEE will be determined according to the following schedule:

Percentage to be paid	Date of Sublicensure

[...***...]	Prior to the first IND submission for a Licensed Product or prior to expenditure of [...***...] in research to identify, characterize or develop Licensed Products within the Field

[...***...]	Upon or after the expenditure of [...***...] in research to identify, characterize or develop Licensed Products within the Field; or on or after the first IND Submission for a Licensed Product, but prior to initiation of the first Phase III Clinical Study for a Licensed Product.

[...***...]	On or after initiation of the first Phase III Clinical Study for a Licensed Product

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(e)          on each and every sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, either (i) royalties based on the royalty rate in Paragraph 3.1(c) as applied to Net Sales of Sublicensee, or (ii) [...***...] of the royalties received by LICENSEE from Sublicensee; whichever amount is less.

(f)          beginning in the first calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE, or its Affiliates under Paragraph 3.1(c) and (e) to UNIVERSITY in any such year cumulatively amounts to less than [...***...] (“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between [...***...] and the sum of total, earned royalty paid by LICENSEE for such year under Paragraphs 3.1(c) and (e); provided, however, that for the first year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

(g)          All fees and royalty payments specified in Paragraphs 3.1(b) through 3.1(f) shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY pursuant to Paragraph 10.1.

3.2	Patent Costs.

LICENSEE shall reimburse UNIVERSITY all past (up to the Effective Date) and future (on or after the Effective Date) Patent Costs plus a [...***...] patent service fee. Future Patent Costs will be due within thirty (30) days following receipt by LICENSEE of an itemized invoice from UNIVERSITY. As of January 22, 2002, Past Patent Costs are approximately [...***...] and are due according to the following schedule:

Amount	Date or Event
[...***...] of the past patent costs which is approximately [...***...]	The earlier of the one (1) year anniversary of the Effective Date or receipt of equity funding of $8,000,000 (Eight Million dollars).
[...***...] of the past patent costs which is approximately [...***...]	The earlier of the two (2) year anniversary of the Effective Date or receipt of equity funding of $8,000,000 (Eight Million dollars).
[...***...] of the past patent costs which is approximately [...***...]	The earlier of the three (3) year anniversary of the Effective Date or receipt of equity funding of $8,000,000 (Eight Million dollars).

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[...***...] of the past patent costs which is approximately [...***...]	The earlier of the four (4) year anniversary of the Effective Date or receipt of equity funding of $8,000,000 (Eight Million dollars).

If UNIVERSITY licenses to Third Parties uses of the Second Invention outside the Field, Patent costs for the Second Invention shall be prorated among LICENSEE and Third Parties who have obtained from UNIVERSITY a license outside the Field.

3.3	Due Diligence.

(a)	LICENSEE, Affiliate or Sublicensee shall:

(1)         diligently proceed with the development, manufacture and sale of Licensed Products; and

(2)         beginning [...***...] from the Effective Date of this Agreement, annually spend not less than [...***...] for the development of Licensed Products during the next four (4) years of the Agreement. LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to UCSD against its obligation under this paragraph.

(3)         on or before the date ending [...***...] after the Effective Date, file an IND with the US FDA (or its equivalent in a foreign country) for a Licensed Product; and

(4)         on or before the date ending [...***...] after the Effective Date, commence in the US a Phase II clinical trial (or its equivalent in a foreign country) for first Licensed Product; and

(5)         on or before the date ending [...***...] after the Effective Date, commence a Phase III clinical trial (or its equivalent in a foreign country) for first Licensed Product; and

(6)         on or before the date ending [...***...] after the Effective Date file with US FDA an NDA or PLA (or its equivalent in a foreign country) for first Licensed Product; and

(7)         market a Licensed Product in the US within [...***...] after receiving regulatory approval to market such Licensed Product; and

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(8)         fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(9)         obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b)          LICENSEE may renegotiate the diligence criteria of Section 3.3(a) (the “Diligence Changes”) pursuant to significant changes in the technological, regulatory or economic climate of the industry. LICENSEE must document these changes to UNIVERSITY. UNIVERSITY reserves the right and option to either approve these Diligence Changes, such approval not being unreasonably denied, or to terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license under commercially reasonable terms.

(c)	If LICENSEE, Affiliate or Sublicensee fails to perform the obligations specified in Paragraphs 33(a) (1)-(9) hereof, then UNIVERSITY shall have the right and option to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Paragraph 2.1 hereof, and is subject to provisions of Paragraph 3.3 (d) hereof.

(d)	If LICENSEE, Affiliate or Sublicensee fails to perform the obligations specified in Paragraphs 3.3(a)(3)-(7), but has otherwise fulfilled the obligations specified in Paragraphs 3.3(a)(1), (2), (8) and (9) for a Licensed Product not to be used for human therapeutic use, LICENSEE will retain an exclusive license under this Agreement in a field and to the extent necessary to reasonably protect proprietary commercial rights of the LICENSEE, Affiliate or Sublicensee for such Licensed Product.

Article 4. REPORTS, RECORDS AND PAYMENTS

4.1	Reports.

(a)            Progress Reports.

(1)         Beginning January 1, 2003 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to UNIVERSITY semi-annual progress reports covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of

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Licensed Products; and summary of resources (dollar value) spent in the reporting period.

(2)         LICENSEE shall also report to UNIVERSITY, in its immediately subsequent royalty report, the date of first commercial sale of a Licensed Product in each country.

(b)          Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE’S (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(1)         the gross sales, deductions as provided in paragraph 1.13, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(2)         the number of each type of Licensed Product sold;

(3)         sublicense fees and royalties received during the most recently completed calendar quarter in US dollars and the portion payable to UNIVERSITY with respect thereto;

(4)         the method used to calculate the royalties and sublicense fees and the portion payable to UNIVERSITY thereto; and

(5)         the exchange rates used.

(6)         If no sales of Licensed Products have been made and no sublicense revenues have been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2	Records & Audits.

(a)          LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)          Upon written request of UNIVERSITY, LICENSEE shall make such records available to UNIVERSITY as may be reasonably necessary to verify the accuracy of the reports and payments hereunder. The specific requests shall be for records from any year ending not more than five (5) years prior to the date

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of such request. All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of [...***...] for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of [...***...] per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of [...***...] for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

(c)          UNIVERSITY may provide the VA with all financial information obtained from LICENSEE under Paragraph 4.1 hereof to the extent required under VA/UC Agreement, and if such information is provided to the VA, UNIVERSITY will require that the VA not disclose it to third parties.

(d)          Notwithstanding Paragraph 4.2(c) hereof, UNIVERSITY shall treat all financial information obtained from LICENSEE as confidential and shall cause its accounting firm to retain all such financial information in confidence.

4.3	Payments.

(a)          All fees and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY taxpayer identification number, [...***...]. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)          Royalty Payments.

(1)         Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered by LICENSEE or Affiliate to a Third Party, or upon delivery to Affiliate if for end use by Affiliate.

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(2)         LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year, Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(3)         Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY’S tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(4)         If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of funds for as long as the legal restrictions apply. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

(5)         LICENSEE shall not collect royalties otherwise due to UNIVERSITY, nor cause royalties to be paid to UNIVERSITY on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(6)         In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(c)          Late Payments, In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to

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UNIVERSITY interest charges at a rate of [...***...] or the maximum allowed by law, whichever is less. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

Article 5. PATENT MATTERS

5.1	Patent Prosecution and Maintenance.

(a)          Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall promptly provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY.

(b)          UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c)          UNIVERSITY shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents and pay costs incurred for such application, and UNIVERSITY shall execute such documents and take any other additional action as LICENSEE reasonably requests in connection therewith.

(d)          LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license nor any obligations under this Agreement with respect thereto. UNIVERSITY shall give written notice of any non-payment of any portion of Patent Costs with respect to any application or patent to LICENSEE. If LICENSEE fails to cure the non-payment within sixty (60) days, UNIVERSITY may provide a second written notice (“Notice of Termination”) to LICENSEE, indicating the specifics of the termination of the license for such application or patent. The University is not obligated to file, prosecute, or maintain Patent Rights outside of the

***Confidential Treatment Requested

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territory at any time or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its license hereunder.

5.2	Patent Infringement.

(a)          If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with reasonable evidence of the infringement. Neither UNIVERSITY nor LICENSEE shall notify a Third Party of the infringement of Patent Rights without the consent of the other. Both UNIVERSITY and LICENSEE shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b)          LICENSEE may request UNIVERSITY to take legal action against such Third Party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE’s request, UNIVERSITY shall have the right to commence suit on its own account. UNIVERSITY shall give notice of its election to commence suit in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may elect to join in that suit at its own expense. Should UNIVERSITY not commence suit on its own account, LICENSEE may thereafter bring suit for patent infringement at its own expense, if the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, UNIVERSITY may join that suit at its own expense.

(c)          Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party (UNIVERSITY or LICENSEE) bringing suit and bearing the expenses of the litigation. Legal actions brought jointly by UNIVERSITY and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

(d)          UNIVERSITY and LICENSEE shall cooperate with each other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that either party may be represented by counsel of its choice in any suit brought by the other party.

5.3	Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

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Article 6. GOVERNMENTAL MATTERS

6.1           Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2           Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3           Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said Licensed Product substantially in the US.

Article 7. TERMINATION OF THE AGREEMENT

7.1           Termination by The Regents. If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE. The Notice of Default shall state the asserted failure to perform or violation by LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY. The VA shall also have termination rights specified in Article 7 of the VA/UC Agreement under this Agreement.

7.2	Termination by Licensee.

(a)          LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)          Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination, or rescind any payment made to UNIVERSITY or action by LICENSEE prior to

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time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3	Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)	Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)	Paragraph 7.3 (Survival on Termination);

(c)	Paragraph 7.4 (Disposition of Licensed Products on Hand);

(d)	Paragraph 8.2 (Indemnification);

(e)	Article 9 (USE OF NAMES AND TRADEMARKS);

(f)	Paragraph 10.2 (Secrecy); and

(g)	Paragraph 10.5 (Failure to Perform).

7.4           Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose or all previously made or partially made Licensed Product within a period of one hundred and eighty (180) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

Article 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1	Limited Warranty.

(a)          UNIVERSITY warrants that it has the lawful right to grant this license.

(b)          The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY and VA makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights

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(c)          In no event shall UNIVERSITY or VA be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, or Licensed Method.

(d)          Nothing in this Agreement shall be construed as:

(1)         a warranty or representation by UNIVERSITY or VA as to the validity or scope of any Patent Rights;

(2)         a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(3)         an obligation of UNVERSITY or the VA to bring or prosecute actions or suits against Third Parties for patent infringement except as provided in Paragraph 5.2 hereof;

(4)         conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY or the U.S. Government or DFCI other than Patent Rights as defined in this Agreement regardless of whether these patents are dominant or subordinate to Patent Rights; or

(5)         an obligation of UNIVERSITY or the VA to furnish any know-how not provided in Patent Rights.

8.2	Indemnification.

(a)          LICENSEE shall indemnify, hold harmless and defend UNIVERSITY and the US Government, their officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b)          LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(1)         comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

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(2)         the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)          LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)          UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY or the US Government in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

(e)          With respect to the Third Invention and Third Patent Rights, the following Paragraphs 8.2(e)(1) and 8.2(e)(2) shall also be in effect:

(1) (i) LICENSEE shall indemnify, defend and hold harmless DFCI and its trustees officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by LICENSEE or by a Sulicensee, Affiliate or agent of LICENSEE, or any product, process or service relating to or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement.

(ii) LICENSEE’S indemnification under Section 8.2 (e) (1) (i) (a) applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Licensee’s indemnification under 8.2 (e) (1) (i) (b) does not apply to any liability, damage, loss or expense to the extent that it is attributable to (a) the negligent activities of the Indemnitees, or (b) the intentional wrongdoing or intentional misconduct of the Indemnitees.

(iii) LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

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(iv) If any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which LICENSEE is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify LICENSEE of such event. LICNESEE shall assume the defense of, and may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to LICENSEE’s indemnification and LICENSEE may take such other steps as may be necessary to protect it. LICENSEE will not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation affected without LICENSEE’S consent. The right of LICENSEE to assume the defense of any action is limited to that part of the action commenced against DFCI and/or Indemnitees that relates to LICENSEE’S obligation of indemnification and holding harmless.

(v) LICENSEE shall require any Affiliates or Sublicensee(s) to indemnify, hold harmless and defend DFCI under the same terms set forth in Sections 8.2 (e) (1) (i) - (iv).

(2) (i) At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a Sublicensee, Affiliate or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance must provide (a) product liability coverage and (b) contractual liability coverage for LICENSEE’S indemnification under Sections 8.2 (e) (1) (i)-(iii) of this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the DFCI and the DFCI’s associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of LICENSEE’s liability with respect to its indemnification obligation under Sections 8.2 (e) (1) (i)-(iii) of this Agreement.

(ii) LICENSEE shall provide DFCI with written evidence of such insurance upon request of DFCI. LICENSEE shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, DFCI has the right to terminate this Agreement effective at the end of such fifteen (15) day period without any notice or additional waiting periods.

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(iii) LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICNESEE or by a Sublicensee, Affiliate or agent of LICENSEE and (b) a reasonable period after the period referred to in 8.2 (e) (2) (iii) (a) above which in no event shall be less than fifteen (15) years.

(iv) LICENSEE shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of DFCI and the Indemnitees under the same terms set forth in Sections 8.2 (e) (2) (i)-(iii).

Article 9. USE OF NAMES AND TRADEMARKS

9.1           Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents Of The University Of California” or the name of any campus of the University Of California or the VA or DFCI is prohibited, without the express written consent of UNIVERSITY.

9.2           UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall give notice of its confidential nature and require that the Inventors not disclose such terms and conditions to others.

9.3           UNIVERSITY or the VA may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to Third Parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to Third Parties, except where UNIVERSITY or the VA is required by law to do so, such as under the California Public Records Act.

Article 10. MISCELLANEOUS PROVISIONS

10.1         Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)          on the date of delivery if delivered in person, or

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(b)          five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Chimerix, Inc.
14024 Rue Saint Raphael
Del Mar, CA 92014

Phone: (858) 755-7503
Attention: President

If sent to UNIVERSITY:

University of California, San Diego
Technology Transfer & Intellectual Property Services
9500 Gilman Drive
La Jolla, CA 92093-0910

Phone: (858) 534-5815
Attention: Director

10.2	Secrecy.

(a)          “Confidential Information” shall mean information relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b)	Licensee shall:

(1)         use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(2)         safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(3)         not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of

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UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(i)          LICENSEE can demonstrate by written records was previously known to it;

(ii)         is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE; or

(iii)        is lawfully obtained by LICENSEE from sources independent of UNIVERSITY.

(c)          The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years after disclosure of Confidential Information.

10.3         Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY, which shall not be unreasonably withheld; provided, however, that LICENSEE may assign this Agreement and all rights and obligations hereunder without the written consent of UNIVERSITY to any person or entity that acquires all or substantially all of LICENSEE’S assets or line of business to which this Agreement relates, whether by sale, merger or otherwise.

10.4         No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5         Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.6         Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, without regard to the conflicts of law provisions thereof but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7         Force Majeure. UNIVERSITY or LICENSEE may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and Insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires,

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explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8         Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9         Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10         Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11         Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CHIMERIX, INC.:		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA:

By	/s/ Karl Y. Hostetler	By	/s/ Alan S. Paau
	(Signature)		(Signature)

Name: Karl Y. Hostetler		Name: Alan S. Paau

Title: President and CEO		Director, Technology Transfer &
Intellectual Property Services

Date	May 13, 2002	Date	May 13, 2002

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Exhibit A

Copy of the

DFCI/UC AGREEMENT:

Inter-Institutional Agreement

With an Effective Date of October 16, 2001

Inter-Institutional Agreement

Between

The Regents of the University of California

and

Dana Farber Cancer Institute

for

The Management Of

Improved Lipid Prodrugs of Phosphonaoacid-Nucleoside Conjugates
([...***...])(DFCI [...***...])

***Confidential Treatment Requested

AGREEMENT

THIS AGREEMENT is effective on the date of the last signature of this Agreement by and between Dana Farber Cancer Institute (“DFCI”), a not-for-profit research institute having an address for official business at 44 Binney Street, Boston, MA, 02215 and The Regents of the University of California (“UNIVERSITY”), having a system-wide business address at 1111 Franklin St., Oakland, California 9007-5200, and represented by its San Diego campus (“UCSD”) Technology Transfer & Intellectual Property Services (“TTIPS”), having an address at 9500 Gilman Drive, La Jolla, California 92093-0910.

BACKGROUND

Certain research performed at UCSD by [...***...] (collectively, “UCSD Inventor”) and at DFCI by [...***...] (collectively “DFCI Inventor”) resulted in the development of an invention titled “Improved Lipid Prodrugs of Phosphonaoacid-Nucleoside Conjugates” which is disclosed in UCSD Docket No. [...***...] (“Invention”) and DFCI Disclosure [...***...].

The Invention is covered by Patent Rights (as later defined in this Agreement).

It is the mutual desire of UCSD and DFCI that, for the purposes of this Agreement, the Invention be administered and commercialized by UCSD on behalf of UCSD and DFCI; and DFCI agrees to forbear granting to any third party (other than to UCSD) any right, title, or interest in and to the Patent Rights.

UCSD and DFCI agree:

1. DEFINITIONS

1.1	“Patent Rights” means all right, title and interest in, to and under the US Patent Application [...***...] filed by UCSD Inventor and DFCI Inventor on 6/8/00 and claiming the Invention, and any other patent applications, including divisions, continuations, or continuations-in-part (but only to the extent such continuations-in-part are adequately supported in the parent application) thereof; any corresponding foreign applications thereof; and any US or joint foreign patents issued thereon or reissues or extensions thereof, assigned by each inventor to his respective institution.

1.2	“Net Revenues” means gross proceeds received by UCSD from the licensing of Patent Rights to third parties less a [...***...] administrative fee and less all reasonable and actual, past and future, out-of-pocket patent costs (exclusive of any salaries, administrative, or other indirect costs) incurred by UCSD and/or DFCI in the preparation, filing, prosecution, and maintenance of Patent Rights.

***Confidential Treatment Requested

1.3	“License Agreement” means any agreement, including but not limited to license agreement, option agreement, partnership agreement, and letter-of-intent, that is entered into by UCSD under this Agreement and grants to or reserves for a third party the right to make, have made, use, have used, sell, have sold, offer to sell, and/or import products covered by Patent Rights.

1.4	“Licensee” means any third party granted a License Agreement by UCSD.

2. PATENT PROSECUTION AND PROTECTION

2.1	UCSD shall promptly prepare and file appropriate United States patent applications covering the Invention and shall promptly provide to DFCI all serial numbers and filing dates, together with copies of all the applications, including copies of all Patent Office Actions, responses and all other Patent Office communications.

2.2	UCSD shall, after consulting with DFCI and within eight (8) months of any United States filing, make an election whether, when, and in what countries, to file foreign patent applications if countries where statutory protection is available. If any foreign patent applications are filed, UCSD shall promptly provide to DFCI all serial numbers and filing dates. UCSD also shall provide to DFCI copies of foreign patent applications and patent office actions as DFCI may request in the course of prosecution.

2.3	UCSD shall promptly record Assignments of domestic Patent Rights in the United States Patent and Trademark Office and shall provide DFCI with a photocopy of each recorded Assignment.

2.4	Notwithstanding any other provision of this Agreement, UCSD shall not abandon the prosecution of any patent application (except for purposes of provisional conversion, filing continuation or continuation-in-part applications) or the maintenance of any Patent Rights without prior written notice to DFCI.

2.5	UCSD shall promptly provide to DFCI copies of all patents issued under Patent Rights.

3. LICENSING

3.1	During the term of this Agreement, DFCI shall forbear granting to any third party (other than to UCSD) any right, title, or interest in, to or under the Patent Rights and grants to UCSD the sole responsibility for administering and commercializing the Invention.

3.2	UCSD shall diligently seek a Licensee for the commercial development of the Inventions and shall promptly provide to DFCI copies of all License Agreements issued on the Inventions.

3.3	Any License Agreement will include, but not be limited to, the following terms: a license issue fee, an earned royalty, payment of patent costs by the Licensee, minimum annual royalties, diligence terms, indemnification of UNIVERSITY and DFCI by Licensee, a limited warranty on the part of UNIVERSITY and a prohibition against the use of the name of The Regents of the University of California or any campus thereof and DFCI. The indemnification will include the language attached as Appendix A. Any changes to the language in Appendix A must be approved by DFCI and its insurer, the Risk Management Foundation. Any License Agreement will further stipulate that nothing in the License Agreement confers by estoppel implication or otherwise, any license or rights under any patents of UNIVERSITY or DFCI other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to the Patent Rights.

3.4	UCSD shall not issue any paid-up licenses or assign Patent Rights to any third party, notwithstanding any other provision of this Agreement, without the prior written consent of DFCI.

3.5	Unless under a License agreement the Licensee is required to pay directly to DFCI its pro rata share of any Net Revenues, UCSD shall distribute [...***...] of Net Revenues to DFCI within thirty (30) days of 30 December and 30 June of each year for the six-month period ending of those dates during the term of this Agreement.

3.6	Each party is solely responsible for calculating and distributing to its respective inventors any share of Net Revenues in accordance with its respective patent policy during the term of this Agreement. UCSD shall pay UCSD Inventor. DFCI shall pay DFCI Inventor.

3.7	UNIVERSITY and DFCI expressly reserve the right to use the Invention and associated technology for educational and research purposes.

4. RECORDS AND REPORTS

4.1	UCSD shall keep complete, true and accurate accounts of all expenses and of all proceeds received by it from each Licensee and shall permit DFCI to allow its own agents or a certified public accounting firm which is reasonably acceptable to UCSD (with regards to conflict of interest issues) to examine its books and records in order to verify the payments due or owing under this Agreement. Examinations will (i) occur not more than once per calendar year: (ii) be under an agreement of confidentiality; and (iii) be paid for by

***Confidential Treatment Requested

DFCI. In the event that any such examination shows an under reporting and underpayment in excess of [...***...] for any twelve (12) month period, then UCSD shall pay the cost of the examination as well as any additional sum that would have been payable to DFCI had UCSD reported correctly, plus an interest charge at a rate of [...***...] per year. Such interest shall be calculated from the date the correct payment was due to DFCI up to the date when such payment is actually made by UCSD. For underpayment not in excess of [...***...] for any twelve (12) month period, UCSD shall pay the difference within thirty (30) days without interest charge or examination costs.

4.2	UCSD shall submit to DFCI an annual report, setting forth the status of all patent prosecution, commercial development, and licensing activity relating to the Invention.

5. PATENT INFRINGEMENT

5.1	In the event that patent administrators responsible for Patent Rights at DFCI or UCSD learn of the substantial infringement of any patent covered by this agreement, the party who learned of the infringement shall call the attention of the other party to the infringement and provide written evidence of infringement. UCSD shall, in cooperation with DFCI, use its best efforts to terminate infringement without litigation.

5.2	If, however, the efforts of the parties are not successful in abating the infringement within ninety (90) days after the infringer has been notified of the infringement, then UCSD may:

5.2.1	continence suit on its own account; or
5.2.2	permit an exclusive licensee to commence suit on its own account, or with UCSD; or
5.2.3	UCSD may request that DFCI join as a party plaintiff in a patent infringement litigation,

DFCI has 90 (ninety) days to inform UCSD of its decision to join or not join in such litigation. In no event may DFCI be joined in such a suit without its prior written consent. In the event that UCSD chooses not to commence suit, or to allow an exclusive Licensee to do so, DFCI may do so at its own election.

5.3	Legal action to terminate infringement or recover damages, as is decided upon under paragraph 5.2, will be at the full expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought jointly by the parties and fully participated in by such parties shall be at the joint expense of the parties (in shares to be mutually agreed upon) and all recoveries shall be shared jointly by them in direct proportion to the share of expense paid by each party.

***Confidential Treatment Requested

5.4	Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. The litigation will be controlled by the party bringing the suit, except that DFCI may be represented by counsel of its choice pursuant to DFCI’s determination in any suit brought by UCSD or a Licensee.

6. GOVERNING LAW

THIS AGREEMENT IS GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT THAT THE SCOPE AND VALIDITY OF ANY PATENT OR PATENT APPLICATION IN PATENT RIGHTS ARE GOVERNED BY THE APPLICABLE LAWS OF THE COUNTRY OF THAT PATENT OR PATENT APPLICATION.

7. NOTICES

Any notice required or permitted to be given to the parties hereto is properly given if delivered, in writing, in person, or mailed by first-class certified mail to the following addresses, or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement:

To DFCI:	Dana Farber Cancer Institute
Attention: Director, Office of Technology Transfer
44 Binney Street
Boston, MA 02115

To UNIVERSITY:	Technology Transfer and Intellectual Property Services
Attention: Alan S. Paau, Director (Case No. [...***...])
University of California, San Diego
9500 Gilman Drive, MC - 0910
La Jolla, California 92093-0910

For Overnight Courier:	Technology Transfer and Intellectual Property Services
Attn: Alan S. Paau, Director (Case No. [...***...])
University of California, San Diego
10300 Torrey Pines Road
La Jolla, California 92093-0910

***Confidential Treatment Requested

8. NO WAIVER

No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth may be deemed a waiver as to any subsequent and/or similar breach or default.

9. ASSIGNABILITY

This Agreement is binding upon and inures to the benefit of the parties hereto, their successors or assigns, but this Agreement may not be assigned by either party without the prior written consent of the other party.

10. LIFE OF AGREEMENT

This Agreement is in full force and effect from the effective date recited on page one and remains in effect for the life of the last-to-expire patent in Patent Rights, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

11. TERMINATION

Unless a License Agreement is in effect or has been agreed upon as to all financial terms, either party hereto may terminate this Agreement for any reason upon at least sixty (60) days’ written notice (“Notice of Termination”) to the remaining party, but in any event not less than sixty (60) days prior to the date on which responses to any pending Patent Office actions need to be taken to preserve Patent Rights. After effective termination, each party may separately license its interest in the Patent Rights according to the licensing party’s policy provided that each party pays one-half of all costs incurred thereafter in the preparation, prosecution, and maintenance of Patent Rights. Apart from the obligation to share patent costs and apart from obligations identified in Article 12 (Confidentiality) and specific obligations accrued prior to termination, the parties will have no further rights or obligations under this Agreement after effective termination.

12.1	Subject to The California Public Records Act and the right of each party to acknowledge the existence of this Agreement, UCSD and DFCI respectively shall hold the other party’s proprietary business, patent prosecution, engineering, process and technical information, and other proprietary information in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from

12. CONFIDENTIALITY

the date of disclosure until five (5) years after the date of termination of this Agreement. The disclosing party shall label or mark confidential, or as otherwise appropriate, all proprietary information. If proprietary information is orally disclosed, the disclosing party shall reduce the proprietary information to writing or to some other physically tangible form and deliver it to the receiving party within 30 days of the oral disclosure, marked and labeled as set forth above. Manuscripts published in scientific journals, papers, and presentations at public meetings that relate to proprietary information are exempt from the provisions of this Article after their timely submission to and subsequent timely approval of the other party within 30 days of their submission. Notwithstanding the foregoing:

12.2	Nothing in this Agreement in any way restricts or impairs the right of DFCI or UCSD to use, disclose or otherwise deal with any information or data documented:

12.2.1	that recipient can demonstrate by written records was previously known to it;
12.2.2	that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;
12.2.3	that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party; or
12.2.4	that was made independently without the use of proprietary information received hereunder.

12.3	The confidentiality obligations of the parties under these terms will remain in effect for five (5) years from the termination date of this Agreement.

13. USE OF NAMES AND TRADEMARKS

Except for acknowledging the existence of this Agreement, nothing in this Agreement confers any right to use any name, trade name, trademark, or other designation of either party to this Agreement (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity, or other promotional activities. Unless required by law, the use of the name, “The Dana-Farber Cancer Institute,” “The Regents of the University of California,” or the name of any campus of the University of California is expressly prohibited.

14. NO IMPLIED LICENSE

This Agreement does not confer by implication, estoppel, or otherwise any license or rights under any patents of either party other than the specific Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights.

15. COMPLETE AGREEMENT

This Agreement constitutes the entire agreement, both written and oral, between the parties, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are canceled.

IN WITNESS WHEREOF; both UNIVERSITY and DFCI have executed this Agreement, by facsimile and/or in two (2) in duplicate originals, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument, by their respective and duly authorized officers on the day and year written.

The Dana-Farber Cancer Institute:		The Regents of the University of California:

By:	/s/ Ruth Emyanitoff, Ph.D.	By:	/s/ Dr. Alan Paau

Name: Ruth Emyanitoff, Ph.D.		Name: Dr. Alan Paau

Title: Director, Officer of Technology Transfer		Title: Director, TTIPS

Date:	October 11, 2001	Date:	10/16/2001

Appendix A

Indemnification and Insurance

1.	Licensee shall indemnify, defend and hold harmless DFCI and its trustees officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by Licensee or by a Sublicensee, Affiliate or agent of Licensee, or any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement.

2.	Licensee’s indemnification under Section 9.1 (a) applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Licensee’s indemnification under 9.1(b) does not apply to any liability, damage, loss or expense to the extent that it is attributable to (a) the negligent activities of the Indemnitees, or (b) the intentional wrongdoing or intentional misconduct of the Indemnitees.

3.	Licensee shall, at its own expense, provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

4.	If any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Licensee is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify Licensee of such event. Licensee shall assume the defense of, and may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to Licensee’s indemnification and Licensee may take such other steps as may be necessary to protect it. Licensee will not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation affected without Licensee’s consent. The right of Licensee to assume the defense of any action is limited to that part of the action commenced against DFCI and/or Indemnitees that relates to Licensee’s obligation of indemnification and holding harmless.

5.	Licensee shall require any Affiliates or Sublicensee(s) to indemnify, hold harmless and defend DFCI under the same terms set forth in Sections 9.1 – 9.4.

Insurance.

6.	At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance must provide (a) product liability coverage and (b) contractual liability coverage for Licensee’s indemnification under Sections 9.1 through 9.3 of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the DFCI and the DFCI’s associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of Licensee’s liability with respect to its indemnification obligation under Sections 9.1 through 9.3 of this Agreement.

7.	Licensee shall provide DFCI with written evidence of such insurance upon request of DFCI. Licensee shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation,

non-renewal or material change in such insurance; If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, DFCI has the right to terminate this Agreement effective at the end of such fifteen (15) day period without any notice or additional waiting periods.

8.	Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (b) a reasonable period after the period referred to in 9.8 (a) above which in no event shall be less than fifteen (15) years.

9.	Licensee shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of DFCI and the Indemnitees under the same terms set forth in Sections 9.6 – 9.8.

Exhibit B

Copy of the

Letter from the Department of Veteran Affairs

To

[...***...]

RE: Phosphonate Compounds

***Confidential Treatment Requested

1.

[...***...]

Director (664/00)

VA Medical Center

3350 La Jolla Village Drive

San Diego, CA 92161

Re: Phosphonate Compounds

Dear [...***...]:

This refers to your report concerning the above-referenced invention which you submitted to this office pursuant to the provisions of 38 C.P.R, § 1.656. These regulations provide that it is the duty of the General Counsel to determine the respective ownership rights, as between the Government and the employee, in an employee invention. This letter constitutes such a determination within the meaning of these regulations.

With your Report, you provided a Summary of the invention. The invention provides analogs of certain phosphonate compounds which are antiviral or antiproliferative.

Concerning the circumstances surrounding the development of the invention, [...***...], you have indicated that you were employed as a staff physician at the VA Medical Center in San Diego, California. You certified that the invention was made with a contribution by the VA of facilities and equipment.

According to 37 C.F.R. § 501.6(a)(1), the Government is entitled to the entire right, title, and interest in and to any invention made by a Government employee (i) during working hours, or (ii) with a contribution of the Government of facilities, equipment, materials, funds or information, or of the time or services of other Government employees on official duty, or (iii) which bears a direct relation to or is made in consequence of the official duties of the inventor. However, subsection (a)(3) provides that the facts and circumstances surrounding the making of an invention do not preclude a determination that the Government may leave the entire right,

***Confidential Treatment Requested

2.

[...***...]

title and interest in an invention to the Government employee subject to law, (i.e., without reservation to the Government of a nonexclusive, irrevocable, royalty-free license).

Based on the review and recommendation by officials in VHA and the Office of General Counsel, I find that the facts and circumstances surrounding development of the invention do not justify retention of any rights or license by the Government.

Consequently, I find that you are entitled to the entire right, title and interest in and to the invention, subject to law. 37 C.F.R. § 501.6(a)(4).

I am enclosing a copy of this determination which I request you sign (to acknowledge receipt) and return to this office.

I wish you the best of luck with your invention.

Sincerely yours,

John W. Klein
Assistant General Counsel

Enclosures

cc: Dr. Mindy Aisen (122)

University of California

Acknowledgment of Receipt:		Date:
[...***...]

***Confidential Treatment Requested

Exhibit C

Copy of the

VA/UC AGREEMENT:

Cooperative Technology Administration Agreement

with an Effective Date of May 19, 2000

U.S. DEPARTMENT OF VETERANS AFFAIRS

AND THE UNIVERSITY OF CALIFORNIA

COOPERATIVE TECHNOLOGY ADMINISTRATION AGREEMENT

This Cooperative Technology Administration Agreement (“Agreement”) is made as of this 19th day of May, 2000, by and between the United States Department of Veterans Affairs (hereinafter referred to as “VA”), as represented by the Technology Transfer Program, Office of Research and Development, having an address at 810 Vermont Avenue N.W., Washington, D.C. 20420, and The Regents of the University of California, as represented by the Office of Technology Transfer, having an address at 1111 Franklin Street, 5th Floor, Oakland, California 94607-5200 (“University”).

RECITALS

Whereas, VA and University through their employment relationship with certain faculty and staff, through 37 CFR Part 501, and/or through 35 U.S.C. 200-212, as well as state law and implementing policies, have an interest in inventions made by their employees;

Whereas, VA and University policies promote disclosure of research results for the public’s use and benefit, as well as to define and protect the rights of inventors, provide for an equitable distribution of the rewards and responsibilities associated with the invention(s), and provide that income from such invention(s) be used for the purpose of promoting research and education;

Whereas, pursuant to their shared objectives, it is the mutual desire of VA and University that their respective interests in such inventions be administered and managed exclusively by University on behalf of both parties in a manner to ensure the timely commercialization of such inventions and to make their benefits widely available for society’s use and benefit;

Whereas, VA is authorized to transfer to and to undertake all suitable steps to administer its rights in any such existing or future invention through contract with a nonprofit organization (including a university) under 35 U.S.C. 202(e) (to the maximum extent permitted by law), 35 U.S.C. 207(a)(3), or 35 U.S.C. 3710a;

Now, therefore, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	“Dual Appointment Personnel (DAP)” means any person who is employed by and has entered into and signed an employment or patent agreement with both VA and University.

1.2	“Patent Rights” means all United States patent applications and patents and corresponding patent applications and patents filed in countries other than the

United States that are assigned to VA and University, including any reissues, extensions, substitutions, divisions, continuations, and continuation-in-part applications (only to the extent, however, that claims in the continuations-in-part applications are entitled to the priority filing date of the parent patent application) based on the subject matter claimed in or covered by a Subject Invention.

1.3	“Property Rights” means all personal property rights covering the tangible personal property in biological materials directly associated with any Subject Invention.

1.4	“Made” in relation to any Subject Invention means the conception or first actual reduction to practice of such Subject Invention.

1.5	“Subject Invention” means Patent Rights and/or related Property Rights covering any existing or future disclosed invention in which both parties have an interest under their various policies, that is made either by a DAP or at least one inventor from each party, and that is not a Disclaimed Invention.

1.6	“Disclaimed Invention” means any Subject Invention for which University declines to pursue patenting, license or commercialization activities under Section 2.2 of this Agreement.

1.7	“License Agreement” means any executed agreement entered into by University under this Agreement that grants Licensee the right to make, use, sell, offer for sale, or import products covered by or claimed by the Subject Invention being licensed under such agreement or otherwise deals with administration of the Subject Invention, such as option or secrecy agreements.

1.8	“Licensee” means any party, not including the United States Government, that enters into a License Agreement with University.

1.9	“Government” means the Government of the United States of America.

1.10	“Fiscal Year” means July 1 through June 30.

1.11	“Gross Revenues” means consideration received by University from the licensing of any Subject Invention, but not including consideration in the form of research funding or other research support.

1.12	“Net Revenues” means Gross Revenues, less any prior contractual obligations to third party research supporters or joint owners, then less Administrative Fee, Expenses, Inventors Share, and Research Share for each Subject Invention.

1.13	“Inventors Share” means those revenues due under the applicable University of California policy to named inventors for each Subject Invention.

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1.14	“Research Share” means those revenues to be allocated directly for research purposes, if any, under the applicable University of California Patent Policy for each Subject Invention.

1.15	“Expenses” means legal and other direct expenses incurred by University (that are not otherwise reimbursed from a third party) for patenting, protecting and preserving U.S. and foreign patent, copyright and related property rights, maintaining patents and such other costs, taxes, or reimbursements as may be necessary or required by law for each Subject Invention.

1.16	“Administrative Fee” means [...***...] fee of Gross Revenues retained by University in consideration of University’s commercialization efforts for each for each Subject Invention.

1.17	“UC Site” means the campus or U.S. Department of Energy Laboratory managed by University at which a Subject Invention is made.

1.18	“Pooled Amount” means Net Revenues aggregated by UC site cumulatively over time beginning the effective date of this Agreement for all of that UC Site’s Subject Inventions.

2.	PATENT PROSECUTION AND PROTECTION

2.1	Disclosure. The parties agree to promptly and in confidence report to the other party each Subject Invention. VA agrees to provide to University a copy of its Determination of Rights letter to inventors regarding any Potential Subject Invention.

2.2	Disclaimed Inventions. University shall notify VA in writing of any Individual Subject Invention for which the University declines to pursue patenting, licensing or commercialization activities, and as of the date of such notice, that invention shall no longer be considered a Subject Invention under this Agreement.

2.3	VA authorizes University to have the exclusive right to prepare, file, prosecute, and maintain patent application(s) and patents covering any Subject Invention. University shall promptly provide to VA, upon request, all serial numbers and filing dates, together with copies of all such applications, including, on request copies of all Patent Office Actions, responses, and all other Patent Office communications. In addition, University shall be granted Power of Attorney for all such patent applications.

2.4	University shall make an election with respect to foreign filing including in which countries foreign filing will be done prior to the election, within ten (10) months of any United States filing. If any foreign patent applications are filed, University shall promptly, upon request, provide to VA all serial numbers and filing dates

***Confidential Treatment Requested

3

together with copies of all such foreign patent applications, including on request, copies of all Patent Office Actions.

2.5	University shall promptly record assignments of domestic patent rights covering a Subject Invention in the United States Patent and Trademark Office and shall promptly provide VA with a copy of each recorded assignment with respect to VA.

2.6	Notwithstanding any other provision of this Agreement, University shall not abandon the prosecution of any patent application including provisional patent applications (except for purposes of filing continuation application(s)) or the maintenance of any patent for a Subject Invention without prior written notice to VA. Upon receiving such written notice, VA may, at its sole option and expense, take over the prosecution of any such patent application, or the maintenance of any such patent, and such invention shall no longer be considered a Subject Invention under this Agreement.

2.7	University may decide to bail Property Rights as a more efficient commercialization method than patenting. If University so decides, then University will follow the guidelines issued by the U.S. National Institutes of Health on such commercialization approach.

3.	LICENSING

3.1	VA authorizes University to have the exclusive right to negotiate, execute, and administer any License Agreement. VA shall not license to any third parties any Subject Invention unless this Agreement is terminated in accordance with Article 7 (Termination) and there are no License Agreements in effect or under negotiation. VA also agrees to not pre-commit any Subject Inventions or future inventions that would be Subject Inventions under this Agreement to a commercial research sponsor or other entity through prior agreements made by VA foundations or others.

3.2	VA authorizes University to have the sole right to diligently seek a Licensee and negotiate and enter into License Agreements for the commercial development of any Subject Invention and to administer all such License Agreements for the mutual benefit of the parties and in the public interest.

3.3	University shall have the final authority to enter into negotiations and execute License Agreements. In accordance with Section 5.2, University shall provide VA with a copy of all executed License Agreements. VA shall keep these documents and related documentation confidential, unless such disclosure is required by law, except that VA may disclose the existence of any License Agreement, but only to the extent of the granting clause. VA will not disclose the names of the Licensee or any other terms contained in the Licensee Agreement unless such disclosure is required under law.

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3.4	University agrees to not enter into a License Agreement for commercial development of Subject Invention with a company who is identified on the current list of companies debarred from covered transactions as provided, and updated from time to time, by the VA.

3.5	Any respective License Agreement will include provisions that address the following:

3.5.1	The License Agreement will be subject to the overriding obligations to the U.S. Government, including those set forth in 35 U.S.C. §200-212 or 15 U.S.C. 3710a, and applicable governmental implementing regulations, whichever may be appropriate.

3.5.2	For a License Agreement granting an exclusive right to use or sell the Subject Invention in the United States, Licensee knowledges that any patent products embodying the Subject Invention or produced through the use thereof will be manufactured substantially in the United States.

3.5.3	The Government shall have the nonexclusive, nontransferable, irrevocable, royalty-free, paid-up right to practice or have practiced the Subject Invention throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

3.5.4	The Government sha1l retain the right to require University to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive license to use the invention in the applicant’s licensed field of use on terms that are reasonable under the circumstances; or, if University fails to grant such a license, to grant the license itself. The Government may exercise its rights retained herein only in exceptional circumstances and only if the Government determines that (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by University; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by University; or (iii) University has failed to comply with an agreement containing provisions described in 35 U.S.C. 204 or 15 U.S.C. 3710a(c)(4)(B), whichever is appropriate.

4.	REVENUES

4.1	Inventor Share. University shall be solely responsible for calculating and distributing Inventor Share pursuant to University of California policy. Inventor Share will be distributed equally among the named inventors unless mutually agreed in writing by all inventors.

5

4.2	Research Share. University shall be solely responsible for calculating and distributing Research Share. The Research Share will be pro-rated in proportion to the number of sole University, sole VA and DAP employee inventors. For financial calculation purposes under this section, any DAP will be considered to be [...***...] VA and [...***...] University, regardless of actual employment percentages.

Example:	[...***...]

4.3	Net Revenues. University agrees to pay to VA an amount equivalent to [...***...] of the Pooled Amount for each UC Site less payments made by University to VA for previous Fiscal Years. University’s obligation to make payments to VA shall commence from the date that the Pooled Amount calculation is positive for a UC Site. Such payments are payable in annual installments and are due no later than January 31 for Pooled Amount calculation made for the prior Fiscal Year.

4.4	All payments to VA, required under this Agreement shall be in U.S. Dollars and shall be made by University by check or bank draft drawn on United States banks and shall be payable, as appropriate, to the “Department of Veterans Affairs (royalty).” All such payments shall be sent to the following address:

Department of Veterans Affairs
Technology Transfer Financial Management Office (12TT)
810 Vermont Avenue NW
Washington, D.C. 20420

The payment under Section 4.3 will be accompanied with an itemized accounting of performance of each individual Subject Invention.

5.	RECORDS AND REPORTS

5.1	University shall keep complete, true, and accurate accounts of all Expenses and of all Gross Revenues received by it under each License Agreement and shall permit VA, or VA’s designated agent to examine its books and records in order to verify the payments due or owed under this Agreement.

5.2	University shall submit to VA at the address identified in Article 8 a semi-annual report, not later than January 31 covering the period through the prior June 30 and not later than April 30 covering the period through the prior December 31, setting forth the status of all patent prosecution, commercial development, and licensing activity concerning Subject Invention(s), and upon request of the VA, copies of patents issued and, in confidence, License Agreements executed during that period.

***Confidential Treatment Requested

6

5.3	The report required under Section 5.2 shall also be made within sixty (60) days of the termination of this Agreement.

6.	PATENT INFRINGEMENT

6.1	If the administrators responsible for this Agreement at VA or University learns of the substantial infringement of any Subject Invention, then the party who learns of the infringement will promptly call attention to the infringement in writing to the other party and provide the other party with reasonable evidence of the infringement. Neither party will notify a third party of infringement without first obtaining written consent of the other party, which consent will not be unreasonably withheld. University, in cooperation with VA, will use its best efforts to terminate the infringement without litigation. If the efforts of the parties are not successful in abating the infringement within 90 days after the infringement was formally brought to the attention of the parties, then either party will have the right to elect to:

6.1.1	commence suit on its own account;

6.1.2	permit an exclusive Licensee to bring suit separately, but only if University or VA elects not bring to bring suit;

6.1.3	join with the other party or an exclusive Licensee in the suit; or

6.1.4	refuse to participate in the suit;

and each party will give written notice of its election to the other party within 10 days after the 90-day period. University may permit an exclusive Licensee to bring suit on its own amount, either by formal notice or by failure to act within the period, but only if University or VA elects not to commence suit or join each other in any suit.

6.2	Such legal action as is decided upon will be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought by VA, University, and/or an exclusive Licensee, and participated in by the parties bringing suit will be at the expense of such parties, and all recoveries will be allocated in the following order:

6.2.1	to each party reimbursement in equal amounts of the attorney’s costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such cuts, fees, and expenses are consumed for each party; and

6.2.2	any remaining amount shared by them in proportion to the share of expenses paid by each party.

7

Each party will cooperate with the other in litigation proceedings instituted under this Agreement but at the expense of the party on account of whom suit is brought. This litigation (including settlement) will be controlled by the party bringing the suit, except that University will control the suit if brought jointly. Either party may be represented at its sole expense by counsel of its choice in any suit brought by the other party or an exclusive Licensee. VA’s agreement in this paragraph is subject to U.S. Department of Justice approval on a case-by-case basis.

7.	TERM AND TERMINATION

7.1	Term. This Agreement is effective when signed by both parties and shall extend until the expiration of the last-to-expire of the License Agreements or patents covering a Subject Invention included under this Agreement, whichever is later, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

7.2	Termination by Mutual Consent. University and VA may elect to terminate this Agreement, or portions thereof, at any time by mutual consent in writing. In such event, any outstanding commitments to third parties through License Agreements, options thereto, or research agreements concerning any Subject Invention(s) or future inventions that would be Subject Inventions under this Agreement that were entered into by University or were reliant on this Agreement prior to the effective termination date shall survive this Agreement.

7.3	Termination by Unilateral Action.

7.3.1	Written Notice. Either Party may unilaterally terminate this entire Agreement at any time by giving the other Party prior written notice, but not less than six (6) months prior to the desired termination date.

7.3.2	Commitments. In such event, any outstanding commitments to third parties through License Agreements, options thereto, or research agreements concerning any Subject Invention(s) or future inventions that would be Subject Inventions under this Agreement that were entered into by University or were reliant on this Agreement prior to the effective termination date shall survive this Agreement. All uncancelable obligations shall be included within Expenses.

7.4	Termination of License Agreement by VA. The VA may terminate a License Agreement if it is determined by VA that:

7.4.1	University or any of its Licensees substantially fail to meet the material obligations set forth in the License Agreement; or

7.4.2	The VA determines that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of this Agreement and such requirements are not reasonably satisfied by University or any Licensees; or

8

7.4.3	University or any Licensees have willfully made a material false statement of, or willfully omitted, a material fact in any report required by this Agreement; or

7.4.4	University or any Licensees commit a substantial breach of covenant or agreement contained in the License Agreement; or

7.4.5	University or any Licensees materially defaults in making any payment or report required by this Agreement or a License Agreement; or

7.4.6	University or any Licensees is adjudged as bankrupt or has its assets placed in the hands of the receiver or makes any assignment or other accommodation for the benefit of creditors; or

7.4.7	University is held by a court of competent jurisdiction, without taking a further appeal, to have misused any patent rights covering a Subject Invention.

7.5	Prior to any termination of the License Agreement, VA shall furnish University and any Licensee of record a written notice of intention to terminate, and University and any notified Licensee shall be allowed 30 days after the date of such notice to remedy any breach or default of any covenant or agreement of the License Agreement or to show cause why the License Agreement should not be terminated.

7.6	The word termination’ and cognate words, such as ‘term’ and ‘terminate,’ used in this Article 7 and elsewhere in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge;

7.6.1	University’s obligation to supply a terminal report as specified in Section 5.3 of this Agreement.

7.6.2	VA’s right to receive or recover and University’s obligation to share Net Revenues or accruable for payment at the time of any termination as specified in Article 4 of this Agreement.

7.6.3	University’s obligation to maintain records and VA’s right to conduct a final audit pursuant to Section 5.1 of this Agreement.

7.6.4	Sublicenses, releases, and agreements of non-assertion running in favor of Licensees prior to any termination and on which royalties shall have been paid.

9

7.6.5	Any cause of action or claim VA accrued or to accrue, because of any breach or default by University.

7.7	In the event the termination of this Agreement or conversion of this Agreement, any Licensee of record granted pursuant to this Agreement may, at Licensee’s option, be converted to a license directly between Licensee and VA.

7.8	After effective termination, each party may separately license its interests in Subject Inventions according to its own policy. Apart from specific obligations of the parties under this Agreement accrued prior to termination, the parties will have no further rights or obligations under this Agreement after such termination.

8.	NOTICES

All notices required or permitted by this Agreement to be given to the parties thereto shall be deemed to have been properly given if delivered in writing, in person or mailed by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

Notices shall be sent to the mailing address below, or alternative address(es) for individual Subject Inventions as identified in writing by the VA Director, Technology Transfer Program or by the University Executive Director, Research Administration and Technology Transfer.

To VA:	Director (122)
Technology Transfer Program
Office of Research and Development
U.S. Department of Veterans Affairs
810 Vermont Avenue N.W.
Washington, D.C. 20420

To University:	The Regents of the University of California
Office of the President
Office of Technology Transfer (OTT)
1111 Franklin Street, 5th Floor
Oakland, California 94607-5200
Attention: Executive Director,
Research Administration and Technology Transfer
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9.	GOVERNING LAWS, SETTLING DISPUTES

9.1	This Agreement shall be construed in accordance with U.S. Federal law and the laws of the State of California when not in conflict with U.S. Federal law. Federal law and regulations will preempt any conflicting or inconsistent provisions in this Agreement. University shall have all defenses available to it under California law.

9.2	Any controversy or any disputed claim by either party against the other arising under or related to this Agreement shall be submitted jointly to University, Executive Director of Research Administration and Technology Transfer, and to the VA, Director, Technology Transfer Program, Office of Research and Development. University and VA will be free after written decisions are issued by those officials to pursue any and all administrative and/or judicial remedies that may be available.

10.	MISCELLANEOUS

10.1	The Agreement or anything related thereto shall not be construed to confer on any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this Agreement shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

10.2	It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.3	This Agreement is binding upon and shall inure to the benefit of the parties hereto, their successors or assigns, but this Agreement may not be assigned by either party without the prior written consent of the other party.

10.4	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University or VA other than Subject Inventions regardless of whether such patents are dominant or subordinate to Subject Inventions.

10.5	Any modification to this Agreement must be in writing and agreed to by both parties.

10.6	It is understood and agreed by University and VA that this Agreement constitutes the entire agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect.

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10.7	Use of Name. Neither party may use the name of the other party in any way for advertising or publicity without the express written consent of the other party, provided, however, that while University may not allow a Licensee to use the name of VA for advertising or publicity, it does have the right to use the name of VA in connection with negotiating a License Agreement or sublicense agreement and where required by law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as follows:

U.S. DEPARTMENT OF VETERANS		THE REGENTS OF THE UNIVERSITY OF
AFFAIRS		CALIFORNIA

By:	/s/ John R. Feussner, M.D.	By:	/s/ Alan B. Bennett

Name: John R. Feussner, M.D.		Name: Alan B. Bennett

Title: Chief Research and Development Officer		Title: Executive Director,
Research Administration and Technology Transfer

Date:	5/19/00	Date:	5/18/00

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Exhibit D

Copy of the Articles of Incorporation of Chimerix, Inc.

With an effective date of April 6, 2000

State of Delaware

Office of the Secretary of State
________________________

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “CHIMERIX, INC.”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF APRIL, A.D. 2000, AT 3:30 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

CERTIFICATE OF INCORPORATION

OF

CHIMERIX, INC.

ARTICLE I

The name of the corporation is Chimerix, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.           Classes of Stock. The total number of shares of all classes of capital stock which this corporation shall have authority to issue is Five Million (5,000,000) of which Three Million Five Hundred Thousand (3,500,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Common Stock (the “Common Stock”) and One Million Five Hundred Thousand (1,500,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Preferred Stock (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. Except for the Series A Preferred Stock, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. Subject to compliance with applicable protective and voting rights provisions that have been granted to outstanding series of Preferred Stock in a Certificate of Designation or this Certificate of Incorporation, the Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series unless a vote of the holders of such series is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

B.           Rights Preferences and Restrictions of the Preferred Stock. The Series A Preferred Stock shall consist of 1,500,000 shares. The Series A Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:

1.          Dividend Provisions. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this corporation) on the Common Stock or any other junior equity security of this corporation, at the rate of $.08 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations and the like) per annum, or if greater the rate paid on the Common Stock, payable quarterly when, as and if declared by the Board of Directors. Dividends shall not be cumulative. Dividends, if declared, must be declared and paid with respect to all series of Preferred Stock contemporaneously, and if less than full dividends are declared, the same percentage of the dividend rate will be payable to each series of Preferred Stock.

2.          Liquidation Preference.

(a)          In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of such series of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the product of the liquidation preference of each such share, and the number of shares held by each such holder.

(b)          After the distributions described in subsection (a) above have been paid, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and Series A Preferred Stock pro rata based on the number of shares of Common Stock held by each (assuming the full conversion of the outstanding Series A Preferred Stock).

(c)          A liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of a majority of the Series A Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of that outstanding voting power of this corporation, or (B) a sale of all or substantially all of the assets of this corporation (any such event described in clause (A) or (B), a “Reorganization Event”).

(d)          Any securities to be delivered to the holders of Preferred Stock and Common Stock pursuant to this Section 2 shall be valued as follows:

(i)          Securities not subject to investment letter or other similar restrictions on free marketability:

(A)         If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-dry period ending three days prior to the closing;

(B)         If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and

(C)         If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors of this corporation.

(ii)         The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors of this corporation.

(e)          In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(i)          cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or

(ii)         cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(f) hereof.

(f)          This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place earlier than 20 days after this corporation has given the first notice provided for herein or earlier than ten days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of the Preferred Stock then outstanding.

3.          Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert.

(i)          Subject to subsection (c) below, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this corporation or any transfer agent for such series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price at the time in effect for such series. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for shares of such series of Preferred Stock shall be subject to adjustment as set forth in subsection (c) below.

(ii)         Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series immediately upon

(x)          the consummation of this corporation’s sale of its Common Stock in a bona fide firm commitment underwriting pursuant to a registration statement on Form S-1 (or successor form) under the Securities Act of 1933, as amended, which results in gross offering proceeds to this corporation of at least $5,000,000, the public offering price of which was not less than $3.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations); or

(y)          the approval of holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together in accordance with Section 4 hereof.

(b)          Mechanics of Conversion. Before any holder of shares of a series of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of such series of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of such series of Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale or securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of shares of such series of Preferred Stock shall not be deemed to have converted such shares of such series of Preferred Stock until immediately prior to the closing of such sale of securities.

(c)          Conversion Price Adjustments of the Series A Preferred Stock. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A)         If this corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, as the case may be, in effect immediately prior to the issuance of such Additional Stock, the new Conversion Price shall be determined by multiplying the Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance of Additional Stock by a fraction:

(x)          the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including the number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Price for such shares in effect immediately prior to such issuance of Additional Stock and excluding the number of Shares of Common Stock then issuable upon conversion or exercise of outstanding warrants, options or other rights to purchase shares) plus the number of shares of Common Stock equivalents which the aggregate consideration received by this corporation for the shares of such Additional Stock so issued would purchase at the Conversion Price for the shares of the series of Preferred Stock with respect to which the adjustment is being made; and

(y)          the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including the number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Prices for such shares in effect immediately prior to such issuance of Additional Stock and excluding the number of Shares of Common Stock then issuable upon conversion or exercise of outstanding warrants, options or other rights to purchase shares) plus the number of such shares of Additional Stock so issued.

Any series of issuances of Additional Stock consisting of Common Stock or the same series of Preferred Stock, issued at the same price and occurring within a three-month period, shall be treated as one issuance of Additional Stock for the purposes of this calculation.

(B)         No adjustment of the Conversion Price for such series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price for such series of Preferred Stock pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price for such series of Preferred Stock above the Conversion Price for such series in effect immediately prior to such adjustment.

(C)         In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)         In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)         In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

(1)         The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

(2)         The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)).

(3)         In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Series A Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities; provided, however, that this section shall not have any effect on any conversion of such series of Preferred Stock prior to such change or increase.

(4)         Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided, however, that this section shall not have any effect on any conversion of such series of Preferred Stock prior to such expiration or termination.

(ii)         “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by this corporation after the date of the issuance of the Series A Preferred Stock, other than

(A)         Common Stock issued pursuant to a transaction described in Subsection 3(c)(iii) hereof,

(B)         shares of Common Stock issued or issuable to employees, directors, consultants or advisors under stock option and restricted stock purchase agreements approved by the directors of this corporation, or

(C)         Common Stock issued or issuable upon conversion of the Preferred Stock.

(iii)        In the event this corporation should at any time or from time to time after the date of the initial issuance of the Series A Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 3(c)(i)(E).

(iv)         If the number of shares of Common Stock outstanding at any time after the effective date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v)          Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Conversion Prices pursuant to, the provisions of subsection 3(c)(i) may be waived with respect to any specific share or shares of Preferred Stock, either prospectively or retroactively and either generally or in a particular instance by a writing executed by the registered holder of such share or shares. Any waiver pursuant to this subsection 3(c)(v) shall bind all future holders of the shares of Preferred Stock for which rights have been waived. In the event that a waiver of adjustment of Conversion Price under this subsection 3(c)(v) results in different Conversion Prices for shares of a series of Preferred Stock, the Secretary of this corporation shall maintain a written ledger identifying the Conversion Price for each share of such series of Preferred Stock. Such information shall be made available to any person upon request.

(d)          Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of such series of Preferred Stock, as the case may be, are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(e)          Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2 hereof) provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number or shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such series of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f)          No Impairment. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(g)          Fractional Shares and Certificate as to Adjustments.

(i)          No fractional shares shall be issued upon conversion of shares of a series of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of such series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)         Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of such series of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h)          Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)          Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to affect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such series of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number or shares as shall be sufficient for such purposes.

(j)          Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to each holder of record at such holder’s address appeasing on the books of this corporation.

4.          Voting Rights.

(a)          The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

5.          Protective Provisions. In addition to any approvals required by law, so long as fifty percent (50%) of the original issued shares of Series A Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least, a majority of the then outstanding shares of Series A Preferred Stock:

(a)          sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of this corporation is disposed of; or

(b)          alter or change the rights, preferences or privileges of the Series A Preferred Stock; or

(c)          increase or decrease (other than by conversion) the authorized number of shares of Preferred Stock or the designated number of shares of Series A Preferred Stock; or

(d)          authorize or issue, or obligate itself to authorize or issue (by reclassification or otherwise) any new class or series of stock (or other equity security including any other security convertible into or exercisable for any equity security) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation; or

(e)          amend this corporation’s Certificate of Incorporation or bylaws that would adversely affect the rights, preferences or privileges of the Series A Preferred Stock;

(f)          repurchase or redeem shares of the Common Stock of the corporation, other than the repurchase of shares from en employee, consultant or advisor of the corporation pursuant to a stock purchase or stock option agreement between such person and the corporation providing for such repurchase upon termination of employment; or

(g)          declare or pay any dividend or distribution with reaped to the Common Stock of the corporation.

6.          Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by this corporation; and the Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C.           Common Stock.

1.          Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2.          Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of this corporation for the election of directors and on all matters submitted to a vote of stockholders of this corporation.

3.          Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of this corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4.          Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of this corporation or any Reorganization Event, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled to participate in any distribution of the assets of this corporation in accordance with Section 2 of Article IV, Division B hereof.

ARTICLE V

This corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.           The Board of Directors of this corporation is expressly authorized to adopt, amend or repeal the bylaws of this corporation; provided, however, that the bylaws may only be amended in accordance with the provisions thereof.

B.           Elections of directors need not be by written ballot unless the bylaws of this corporation shall so provide.

C.           The books of this corporation may be kept at such place within or without the State of Delaware as the bylaws of this corporation may provide or as may be designated from time to time by the Board of Directors of this corporation.

ARTICLE VII

To the fullest extent permitted by Delaware General Corporation Law as it now exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize further eliminating or limiting the personal liability of directors, then, after approval by the stockholders of this Article, the liability of a director of the Corporation, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article VII, or the adoption of any provision in an amended or Certificate of Incorporation inconsistent with this Article VII, by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) such agents of this Corporation

(and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to this corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

ARTICLE IX

Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in a Certificate of Designation or this Certificate of Incorporation, this corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

ARTICLE X

The name and mailing address of the incorporator is

Karl Y. Hostetler

[...***...]

I, THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of April, 2000.

/s/ Karl Y. Hostetler
Karl Y. Hostetler
Sole Incorporator

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FIRST AMENDMENT TO THE LICENSE AGREEMENT

EFFECTIVE May 13, 2002

BETWEEN

CHIMERIX, INC.,

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

DOCKET NOs. [...***...], [...***...] and [...***...]

This amendment to the agreement (“Amendment”) is made by and between Chimerix, Inc, a Delaware corporation having an address at 4401 Eastgate Mall, San Diego, CA 92121 (“Chimerix”) and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“University”), as represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

Capitalized terms used but not otherwise defined herein shall have the meanings given them in the License Agreement (“License Agreement”) between Chimerix and the University effective May 13, 2002 (UC control No. [...***...]).

This Amendment is effective on the date of the last signature (“Effective Date”).

Whereas, Chimerix has entered into the License Agreement wherein Chimerix was granted certain rights;

Whereas, the Field of the license granted to Chimerix under the License Agreement excludes uses of the Second Invention for osteoporosis and other metabolic bone diseases; and

Whereas, Chimerix and University wish to amend the License Agreement;

Now Therefore, Chimerix and University agree to amend the License Agreement to include certain modifications. These changes are to be substituted for those relevant portions in the License Agreement and are effective on the Effective Date. For these purposes, changes are made to the License Agreement as detailed below:

RECITALS

The fourth recital is deleted in its entirety.

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ARTICLE 1. DEFINITIONS.

Paragraph 1.3 is amended and restated to read in its entirety: “Field” means all human and veterinary uses” .

Paragraph 1.9 is amended and restated to read in its entirety: “Patent Rights” means any and all or any combination of First, Second and Third Patent Rights.

ARTICLE 2. GRANTS.

Paragraph 2.4 is deleted in its entirety.

ARTICLE 3. CONSIDERATIONS.

The final sentence of Paragraph 3.2 is deleted in its entirety.

As consideration for the amendment of the Field provided in this Amendment, and in addition to the consideration paid or payable under Article 3 of the License Agreement, Chimerix shall:

(i)          issue to University twenty five thousand (25,000) shares of Chimerix’ Common Stock (the “Additional Shares”) pursuant to a restricted common stock agreement between the parties in substantially the form of the Restricted Common Stock Agreement dated June 18, 2002 between the parties. The Additional Shares shall be issued in the name of “Shellwater & Co.”, as nominee for University, provided, however, that issuance of Additional Shares by Chimerix shall be subject to final approval by the Chimerix Board of Directors and acceptance of Additional Shares by University shall be subject to final approval by the Office of the President of the University. The Additional Shares shall be issued within forty-five (45) days of approval by the Chimerix Board of Directors or the University Office of the President, whichever occurs later. In the event that approval is not granted for issuance or acceptance of Additional Shares, this Agreement shall remain in effect and Chimerix and University shall renegotiate in good faith for a substitution of similar value for consideration. In the event that the parties can not agree on the substitution of similar value for consideration within sixty (60) days from the September 27th, 2002 meeting of the Chimerix Board of Directors, this Amendment shall be null and void; and

(ii)         pay to University license maintenance fees of [...***...] US Dollars ($[...***...]) per year and payable on the first anniversary of the Effective Date and annually thereafter on each anniversary; provided however, that Chimerix’ obligation to pay this fee shall end on the date when Chimerix is commercially selling a Licensed Product.

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Except as specifically amended by this Amendment, all other terms and conditions in the License Agreement shall remain unchanged and in full force and effect. The parties agree that this Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, both University and Chimerix have executed this Amendment, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CHIMERIX, INC.:		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA

By:	/s/ Kevin P. Anderson	By:	/s/ Alan S. Paau

Name:	Kevin P. Anderson	Alan S. Paau
Assistant Vice Chancellor,
Title:	VP, Business Development	Technology Transfer &
Intellectual Property Services

Date:	September 11, 2002	Date:	September 9, 2002

3.

SECOND AMENDMENT TO THE LICENSE AGREEMENT EFFECTIVE MAY 13, 2002

BETWEEN

CHIMERIX, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NOS. [ …***…], […***…] AND […***…]

This second amendment to the agreement ("Second Amendment") is made by and between Chimerix, Inc., a Delaware corporation having an address at 2505 Meridian Parkway, Suite 340, Durham, NC 27713 ("Chimerix"), and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, CA 94607-5200 ("University") as represented by its San Diego campus having an address at University of California San Diego, Technology Transfer Office, Mail Code 0910, 9500 Gilman Drive, La Jolla, CA 92093-0910 ("UCSD").

Capitalized terms used but not otherwise defined herein shall have the meaning given them in the license agreement effective May 13, 2002 (UC Control No. [...***...]) and the previously executed first amendment effective September 11, 2002 (UC Control No. [...***...]), (together, the "Agreement")

This Second Amendment is effective on the date of last signature ("Second Amendment Effective Date").

Whereas Chimerix has entered into the Agreement wherein Chimerix was granted certain rights;

Whereas, Chimerix has requested a renegotiation of certain terms of the Agreement in order to secure additional capital investment and partnering opportunities in order to complete development of Licensed Products as anticipated in the Agreement;

Whereas Chimerix and University wish to amend the Agreement;

Now Therefore, Chimerix and University agree to amend the Agreement. These changes will be substituted for or added to those relevant portions in the Agreement and are effective on the Second Amendment Effective Date. For these purposes, changes are made to the Agreement as described below. Terms and conditions not changed in this Second Amendment will remain as detailed in the Agreement.

ARTICLE 3, PARAGRAPH 3.1b - Milestone Payments. Previous versions are hereby deleted and replaced with the following:

Amount	Date or Event

[...***...]	LICENSEE begins a Phase I clinical trial; payable one time for each of the first three Licensed Products to begin a Phase I clinical trial

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Amount	Date or Event

[...***...]	LICENSEE begins a Phase III clinical trial; payable one time for each of the first three Licensed Products to begin a Phase III clinical trial

[...***...]	Six months after LICENSEE begins a Phase III clinical trial; payable one time for each of the first three Licensed Products to begin a Phase III clinical trial. For CMX001, this payment will be due on or before June 15, 2011.

[...***...]	[...***...] after LICENSEE begins a Phase III clinical trial; payable one time for each of the first three Licensed Products to begin a Phase III clinical trial

[...***...]	LICENSEE receives the first US regulatory approval for the sale of the first Licensed Product for human therapeutic use

[...***...]	LICENSEE receives the first US regulatory approval for the sale of each subsequent Licensed Product(s) for human therapeutic use

[...***...]	LICENSEE receives the first regulatory approval for the sale of each Licensed Product in Europe for human therapeutic use

[...***...]	LICENSEE receives the first regulatory approval for the sale of each Licensed Product in Japan for human therapeutic use

[...***...]*	This amount is owed to UNIVERSITY the [...***...] that Net Sales of a Licensed Product in the United States reach or exceed [...***...]. LICENSEE will pay one half of the amount due to UNIVERSITY within [...***...] of the end of [...***...] and the balance within [...***...] of the first payment.

[...***...]*	This amount is owed to UNIVERSITY the [...***...] that Net Sales of a Licensed Product in Europe reach or exceed [...***...]. LICENSEE will pay one half of the amount due to UNIVERSITY within [...***...] of the end of [...***...] and the balance within [...***...] of the first payment.

[...***...]*	This amount is owed to UNIVERSITY the [...***...] that Net Sales of a Licensed Product in the rest of the world reach or exceed [...***...]. LICENSEE will pay one half of the amount due to UNIVERSITY within [...***...] of the end of [...***...] and the balance within [...***...] of the first payment.

*      If Net Sales of a Licensed Product in the applicable region (i.e., US, Europe, rest of world) reach the specified dollar level during a calendar year at a time prior to the expiration of the Patent Rights, and subsequently during the same calendar year, the Patent Rights expire, the applicable milestone event will be deemed to have occurred, and the milestone payment shall become due in full, at the time such Net Sales first reached the applicable dollar level (i.e., prior to expiration

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      of the Patent Rights), provided that LICENSEE shall have sixty (60) days after the end of such calendar year in which to make payment.

ARTICLE 3, PARAGRAPH 3.1d(i) - Sublicense Fees. Previous versions are hereby deleted and replaced with the following:

(1)	The percentage of sublicense fees payable to UNIVERSITY by LICENSEE will be determined according to the following schedule:

Percentage to be paid	Date of Sublicensure
[...***...]	Prior to the first to occur of (i) the first IND submission for a Licensed Product or (ii) expenditure of [...***...] in research to identify, characterize or develop Licensed Products within the Field.

[...***...]	On or after the first to occur of the events specified above, but prior to initiation of the first Phase III Clinical Study for a Licensed Product.

[...***...]	On or after the initiation of the first Phase Ill Clinical Study for a Licensed Product.

ADDITIONAL CONSIDERATION TO UNIVERSITY

Within the later of thirty (30) days of the Second Amendment Effective Date or receiving final approval of the Office of the President of UNIVERSITY, Chimerix shall issue to Shellwater & Co. an additional One Hundred Thousand (100,000) shares of Chimerix Common Stock, authorized for issuance under Chimerix's Amended and Restated Certificate of Incorporation.

Except as specified by this Second Amendment, all other terms and conditions in the Agreement shall remain unchanged and in full force and effect. The parties agree that this Second Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF both University and Chimerix have executed this Amendment in duplicate originals, by their respective and duly authorized offices on the day and year written.

CHIMERIX, INC.:		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA

By:	/s/ Kenneth I. Moch	By:	/s/ Jane C. Moores

Name:	Kenneth I. Moch	Jane C. Moores, Assistant Vice Chancellor
Technology Transfer Office
Title:	President & CEO

Date:	December 17, 2010	Date:	December 15, 2010

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3.

THIRD AMENDMENT TO THE LICENSE AGREEMENT EFFECTIVE MAY 13, 2002

BETWEEN

CHIMERIX, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NOS. […***…], […***…] AND […***…]

This third amendment to the agreement ("Third Amendment") is made by and between Chimerix, Inc., a Delaware corporation having an address at 2505 Meridian Parkway, Suite 340, Durham, NC 27713 ("Chimerix"), and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, CA 94607-5200 ("University") as represented by its San Diego campus having an address at University of California San Diego, Technology Transfer Office, Mail Code 0910, 9500 Gilman Drive, La Jolla, CA 92093-0910 ("UCSD").

Capitalized terms used but not otherwise defined herein shall have the meaning given them in the license agreement between Chimerix and University effective May 13, 2002, having UC Control No. [...***...] ("Original Agreement"), as amended by the previously executed first amendment effective September 11, 2002, having UC Control No. [...***...] (the "First Amendment"), and second amendment effective December 17, 2010, having UC Control No. [...***...] (the "Second Amendment"), and supplemented by those certain email notifications regarding patent prosecution matters dated March 14, 2007, and October 9, 2009, and having UC Control Nos. [...***...] and [...***...], respectively (collectively, the "Patent Notices"). The Original Agreement, together with, and as amended or supplemented by, the First Amendment, the Second Amendment and the Patent Notices, are collectively referred to herein as the "Agreement".

This Amendment is effective on the date of last signature ("Third Amendment Effective Date").

Whereas, Chimerix has entered into the Agreement wherein Chimerix was granted certain rights;

Whereas, Chimerix wishes to amend the Agreement to include additional technology ("New Inventions") disclosed to University under UCSD Case Nos. [...***...] entitled "[...***...]" and its corresponding patent applications entitled "[...***...]" invented by [...***...], both of UCSD, and [...***...] entitled "[...***...]", and its corresponding patent applications entitled

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"[...***...]", invented by [...***...] of UCSD and [...***...] of Chimerix;

Whereas University is willing to amend the Agreement to include the additional technology;

Now Therefore, Chimerix and University agree to amend the Agreement. These changes will be substituted for or added to those relevant portions in the Agreement and are effective on the Third Amendment Effective Date. For these purposes, changes are made to the Agreement as described below. Terms and conditions not changed in this Amendment will remain as detailed in the Agreement.

Article 1. DEFINITIONS.

Paragraphs 1.11 and 1.12 are amended and restated to read in their entirety as follows:

1.11 "Licensed Method" means any method that is covered by the claims of Patent Rights the use of which would constitute, but for (a) the license granted to LICENSEE under this Agreement and/or (b) LICENSEE's joint ownership interest in Fifth Patent Rights, an infringement of any pending or issued claim within Patent Rights.

1.12 "Licensed Product" means any service, composition or product that is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for (a) the license granted to LICENSEE under this Agreement and/or (b) LICENSEE's joint ownership interest in Fifth Patent Rights, an infringement of any pending or issued claim within the Patent Rights.

Paragraph 1.9 is amended and restated to read in its entirety as follows:

"Patent Rights" means any and all or any combination of First Patent Rights, Second Patent Rights and Third Patent Rights (collectively, "Original Patent Rights") and Fourth Patent Rights and Fifth Patent Rights (collectively, "New Patent Rights").

The following new definitions are hereby added after Paragraph 1.18:

1.19	"Fourth Patent Rights" means any of the following: the US patent [...***...] issued 1/26/2010 and the US application [...***...] filed 12/10/2009; the PCT application no. [...***...] filed 2/4/2005, based on the priority of the provisional application [...***...] filed 2/5/2004 disclosing and claiming the New Invention of UCSD Case No. [...***...], assigned to University; and continuing applications thereof including divisional, substitutions and continuations-in-part (but only to the extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

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1.20 "Fifth Patent Rights" means the US patent [...***...] issued 7/6/2010 and the US application [...***...] filed 6/9/2010; the PCT application no. [...***...] filed 4/18/2007, based on the priority of the provisional application [...***...] (filed 5/3/2006) disclosing and claiming the New Invention of UCSD Case No. [...***...] assigned jointly to University and Licensee; and continuing applications thereof including divisional, substitutions and continuations-in-part (but only to the extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

Article 2. GRANTS.

Paragraph 2.2 is amended to include the following new subparagraph (d):

(d) If LICENSEE grants a license to a third party under its own joint ownership interest in the Fifth Patent Rights, LICENSEE shall also concurrently grant a Sublicense under University's joint ownership interest in the Fifth Patent Rights to said third party.

Article 3. CONSIDERATIONS.

Subparagraph (ii) under the heading "ARTICLE 3. CONSIDERATIONS" in the First Amendment is amended and restated to read in its entirety as follows:

(ii)	pay to University license maintenance fees of: (A) [...***...] US Dollars ($[...***...]) per year, payable on each anniversary of the Effective Date prior to the Third Amendment Effective Date; and (B) [...***...] US Dollars ($[...***...]) per year, payable on each anniversary of the Effective Date after the Third Amendment Effective Date; provided however that Licensee's obligation to pay this fee shall end on the date when Licensee is commercially selling a Licensed Product.

Paragraph 3.1b — Milestone Payments. The following shall be added at the end of Paragraph 3.1b (as amended by the Second Amendment):

(i)	For any Licensed Product that uses either: 1) the New Patent Rights or 2) the Original Patent Rights (but not both in one Licensed Product): then the milestone payments above will apply.

(ii)	For any Licensed Product that use both the Original Patent Rights and any New Patent Rights, the following additional milestones will apply:

(1)	[...***...] at IND filing, payable one time for each of the first three such Licensed Products for which an IND is filed;

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(2)	[...***...] at Initiation of Phase II clinical trial, payable one time for each of the first three such Licensed Products to begin a Phase II clinical trial.

(iii)	The new milestone payment obligations specified in the foregoing subparagraph (ii) shall not apply to the Licensed Products CMX001 and CMX157, currently in development and already past initiation of Phase II clinical trials, which utilize the Original Patent Rights; provided, however, that if (A) a new Licensed Product that incorporates CMX001 and/or CMX157 is developed, and (B) the manufacture, use, sale, offer for sale or import of such new Licensed Product would constitute, but for the license granted under this Agreement, an infringement of any pending or issued and unexpired claim within the New Patent Rights, then the new milestones will apply to the extent that the regulatory process for the new Licensed Product includes the event described in the milestone. For example, if a new IND is required, the new milestone would apply. If the new Licensed Product does not require a new IND, then the revised milestone would not apply.

Paragraph 3.2 — Patent Costs. The following shall be added at the end of Paragraph 3.2:

Licensee will reimburse University for all past (prior to the Third Amendment Effective Date) and future (on or after the Third Amendment Effective Date) Patent Costs for Fourth Patent Rights as described in the Agreement; past patent costs for Fourth Patent Rights as of the Third Amendment Effective Date are approximately [...***...]. The parties acknowledge that Licensee has prosecuted and maintained Fifth Patent Rights, and borne all associated Patent Costs, up to the Third Amendment Effective Date, and will continue to do so after the Third Amendment Effective Date. Accordingly, this Paragraph 3.2 shall not apply to Fifth Patent Rights unless and until such time (if ever) as University assumes responsibility for prosecuting and maintaining Fifth Patent Rights in accordance with Paragraph 5.1.

Article 5. PATENT MATTERS

Paragraph 5.1 — Patent Prosecution and Maintenance. The following shall be added at the end of Paragraph 5.1:

(e)	Notwithstanding Paragraphs 5.1(a) through 5.1(d) to the contrary, Licensee shall be responsible for diligently prosecuting and maintaining Fifth Patent Rights, at Licensee's expense, using counsel of Licensee's choice. Licensee shall keep University reasonably informed of progress with regard to the prosecution and maintenance of Fifth Patent Rights, and shall consult with, and consider in good faith the requests and suggestions of, University with respect to prosecution and maintenance of Fifth Patent Rights. In the event that Licensee desires to abandon or cease prosecution or maintenance of any application or patent

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within Fifth Patent Rights in any country, Licensee shall provide reasonable prior written notice to University of such intention to abandon (which notice shall, to the extent possible, be given no later than 60 days prior to the next deadline for any action that must be taken with respect to any such application or patent in the relevant patent office). In such case, at University's sole discretion, upon written notice to Licensee, University may elect to continue prosecution and/or maintenance of any such application or patent, at its sole cost and expense and by counsel of its own choice. If University elects to continue such prosecution and/or maintenance, then Licensee's exclusive license under University's joint ownership interest in such application or patent shall terminate, but Licensee shall retain its joint ownership interest in such application or patent.

Paragraph 5.2 — Patent Infringement. The following shall be added at the end of
Paragraph 5.2:

(e)	Notwithstanding Paragraphs 5.2(b) and 5.2(c) to the contrary, but subject to Paragraphs 5.2(a) and 5.2(d), Licensee shall have the first right to take legal action against a Third Party for infringement of Fifth Patent Rights, at Licensee's expense, using counsel of Licensee's choice. If Licensee fails to bring any such action or proceeding within (i) 120 days following the notice of alleged infringement, or (ii) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then University shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Licensee shall have the right, but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. Recoveries from actions brought pursuant to this Paragraph 5.2(e) shall first be applied to reimburse the litigation costs of the party (Licensee or University) bringing suit and bearing the expenses of the litigation, and then to reimburse the litigation costs of the other party. Any remaining recovery after such reimbursement shall be shared by the parties as follows: (1) [...***...]% to the party bringing suit; and (2) [...***...]% to the other party.

Article 7. TERMINATION OF THE AGREEMENT. The following shall be added at the end of Article 7:

7.5	Notwithstanding any termination of this Agreement, Licensee shall retain its joint ownership interest in Fifth Patent Rights.

ADDITIONAL CONSIDERATION TO UNIVERSITY

A one-time amendment fee of Five Thousand US Dollars ($5,000) payable within thirty (30) days of the Third Amendment Effective Date.

Except as specified by this Amendment, all other terms and conditions in the Agreement shall remain unchanged and in full force and effect. The parties agree that this Amendment may be

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executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF both University and Chimerix have executed this Amendment in duplicate originals, by their respective and duly authorized offices on the day and year written.

CHIMERIX, INC.:		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA

By:	/s/ Kenneth I. Moch	By:	/s/ Jane C. Moores

Name:	Kenneth I. Moch	Jane C. Moores, Assistant Vice Chancellor
Technology Transfer Office

Title:	President & CEO

Date:	September 14, 2011	Date:	September 7, 2011

6.

FOURTH AMENDMENT TO THE LICENSE AGREEMENT EFFECTIVE MAY 13, 2002

BETWEEN

CHIMERIX, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NOS. […***…], […***…] AND […***…]

This fourth amendment to the agreement ("Fourth Amendment") is made by and between Chimerix, Inc., a Delaware corporation having an address at 2505 Meridian Parkway, Suite 340, Durham, NC 27713 ("Chimerix"), and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, CA 94607-5200 ("University") as represented by its San Diego campus having an address at University of California San Diego, Technology Transfer Office, Mail Code 0910, 9500 Gilman Drive, La Jolla, CA 92093-0910 ("UCSD"),

Capitalized terms used but not otherwise defined herein shall have the meaning given them in the license agreement between Chimerix and University effective May 13, 2002, having UC Control No. [...***...] ("Original Agreement"), as amended by the previously executed first amendment effective September 11, 2002, having UC Control No. [...***...] (the "First Amendment"), and second amendment effective December 17, 2010, having UC Control No. [...***...] (the "Second Amendment"), and third amendment effective September 14, 2011, having UC Control No. [...***...] (the "Third Amendment"), and any other revisions regarding the Patent Rights previously made. The Original Agreement, together with, and as amended by, those revisions, the First Amendment the Second Amendment, and the Third Amendment are collectively referred to herein as the "Agreement".

This Amendment is effective on the date of last signature ("Fourth Amendment Effective Date").

Whereas, Chimerix has entered into the Agreement wherein Chimerix was granted certain rights;

Whereas, Chimerix and University wish to amend the Agreement to make certain corrections with respect to the recitals and to alter the rights and responsibilities of the parties in light of Chimerix's current business plans;

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Now Therefore, Chimerix and University agree to amend the Agreement. These changes will be substituted for or added to those relevant portions in the Agreement and are effective on the Fourth Amendment Effective Date. For these purposes, changes are made to the Agreement as described below. Terms and conditions not changed in this Amendment will remain as detailed in the Agreement.

RECITALS.

The second recital is amended and restated to read in its entirety as follows:

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled "[...***...]" ("Original Second Invention") were made in the course of research at UCSD by [...***...] (hereinafter and collectively, the "Second Inventors") and are covered by Patent Rights as defined below;

A new third recital is added to read in its entirety as follows:

WHEREAS, the inventions originally disclosed in UCSD Case Docket No. [...***...] and titled "[...***...]" ("Additional Second Invention") were made in the course of research at UCSD by [...***...] and were later joined with the Original Second Invention (now collectively the "Second Invention") and are covered by Patent Rights as defined below;

The thirteenth recital is amended and restated to read in its entirety as follows:

WHEREAS, the VA has relinquished its rights to the Additional Second Invention ("[...***...]") as stated in a letter to [...***...] (Exhibit B) and UNIVERSITY retains sole right, title and interest in the Additional Second Invention (subject to the license granted to the US Government), and the VA has retained its rights to the Original Second Invention ("[...***...]");

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The following new recital is hereby added to the end of the recitals:

WHEREAS, subject to the VA/UC Agreement, and the VA's determination of their right in the Original Second Invention, the UNIVERSITY and the VA own certain rights, title and interest with respect to the Patent Rights for the Second Invention.

ARTICLE 2. GRANTS

Paragraph 2.2(c) is amended and restated to read in its entirety as follows;

Upon termination of this Agreement for any reason, UNIVERSITY will allow LICENSEE to assign to UNIVERSITY any Sublicense provided that: i) the applicable Sublicensee is in good standing under its sublicense agreement with LICENSEE upon termination of this Agreement; and ii) such Sublicensee is not currently involved in litigation as an adverse party to the UNIVERSITY. In no case, however, will UNIVERSITY be bound by duties and obligations contained in any Sublicense that extend beyond the duties and obligations of the UNIVERSITY set forth in this Agreement. The Sublicensee will promptly agree in writing to be bound by the terms of this Agreement, including, in lieu of the payment obligations under the applicable Sublicense agreement, but not necessarily limited to, payment to the UNIVERSITY of fees, royalties and reimbursements required under Article 3.

ARTICLE 3, CONSIDERATIONS

Paragraph 3.3(a)(6) is amended and restated to read in its entirety as follows:

On or before the date ending [...***...] after the Effective Date file with the US FDA an NDA or PLA (or Its equivalent in a foreign country) for the first Licensed Product; and

ARTICLE 5. PATENT MATTER*

Paragraph 5.2 is amended and restated to read in Its entirety as follows:

(a)          If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with reasonable evidence of the infringement. Neither UNIVERSITY nor LICENSEE shall notify a Third Party (other than a SUBLICENSEE) of the infringement of Patent Rights without the consent of the other. Both UNIVERSITY and LICENSEE shall use reasonable efforts and cooperation to terminate infringement without litigation.

***Confidential Treatment Requested

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(b)          Except as provided for in Section 5.2(e) below, LICENSEE may request UNIVERSITY to take legal action against such Third Party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated thirty (30) days following LICENSEE's request, UNIVERSITY shall have the right to commence suit on its own account. UNIVERSITY shall give notice of its election to commence suit in writing to LICENSEE by the end of the fourtieth (40th) day after receiving notice of such request from LICENSEE. LICENSEE may elect to join in that suit at its own expense. Should UNIVERSITY not commence suit on its own account, LICENSEE may thereafter bring suit for patent infringement at its own expense, if the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, UNIVERSITY may join that suit at its own expense.

(c)          Recoveries from actions brought pursuant to this Section 5.2 shall belong to the party (UNIVERSITY or LICENSEE) bringing suit and bearing the expenses of the litigation. Legal actions brought Jointly by UNIVERSITY and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

(d)          UNIVERSITY and LICENSEE shall cooperate with each other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing suit, except that either party may be represented by counsel of Its choice in any suit brought by the other party.

(e)          A Party receiving any certification regarding the Patent Rights pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or 21 U.S.C. §§355 (j)(2)(A)(vii)(IV), or its successor provisions, or any similar provisions in a country in the Territory, shall provide the other Party with a copy of such certification within fourteen (14) business days of receipt. In the case of UNIVERSITY, receipt of the certification shall mean when the UNIVERSITY's licensing representative has actual knowledge of the certification. Any notices served under this paragraph should be sent only to the UCSD Technology Transfer Office, 9500 Gilman Drive, MC 0910, La Jolla, CA 92093-0910; Attn: Asst, Vice Chancellor for Technology Transfer, in order to facilitate any action needed on the part of UNIVERSITY. Notwithstanding the UNIVERSITY's right to initiate action as described in section 5,2(b) above, under this paragraph 5.2(e), LICENSEE (or exclusive SUBLICENSEE) shall have the first right to initiate and prosecute any action, and LICENSEE shall inform UNIVERSITY of such decision within seven (7) days of receipt of the certification. If LICENSEE or exclusive SUBLICENSEE elects not to bring a suit, UNIVERSITY shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. In all cases, the non-initiating Party shall have the

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right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join (at its own expense) and participate in such action.

Except as specified by this Amendment, all other terms and conditions in the Agreement shall remain unchanged and in full force and effect. The parties agree that this Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF both University and Chimerix have executed this Amendment in duplicate originals, by their respective and duly authorized offices on the day and year written.

CHIMERIX, INC.:		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA

By:	/s/ Kenneth I. Moch	By:	/s/ Jane C. Moores

Kenneth I. Moch		Jane C. Moores
President & CEO		Assistant Vice Chancellor Technology Transfer

Date:	July 19, 2012	Date:	July 18, 2012

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